UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2025

HCW Biologics Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40591	82-5024477
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2929 N. Commerce Parkway
Miramar, Florida		33025
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 954 842-2024

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	HCWB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On March 18, 2025, HCW Biologics Inc. (the “Company”) and WY Biotech Co., Ltd. (“WY Biotech”) agreed to amend their License, Research and Co-Development Agreement (“Agreement”) dated November 17, 2024, due to a delay in WY Biotech coming to a definitive agreement with their designated contract development and manufacturing organization (“CDMO”). Specifically, in order to accommodate that delay, the parties agreed to restructure the payment schedule for the $7.0 million upfront license fees, including delaying the initial $4.0 million portion thereof that was originally due on or about March 17, 2025, to reduce the performance milestones that the Company must complete in order to earn the full $7.0 million nonrefundable upfront payments in June 2025, and to provide that either party may terminate the Agreement if WY Biotech is not able to definitively engage its CDMO by June 2025. There were no other material changes to the Agreement, which involves the grant to WY Biotech of an exclusive, world-wide license to use and apply HCW11-006 for in vivo applications. In particular, the Company will retain the Opt-In Right thereunder, which gives the Company the option to assume all control and responsibility for the development, manufacture and commercialization of HCW11-006 for in vivo applications in the North America, South America, and Central America. The foregoing summary of certain terms of the Agreement and the referenced amendment does not purport to be complete.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCW BIOLOGICS INC.

Date:	March 19, 2025	By:	/s/ Hing C. Wong
Hing C. Wong, Founder and Chief Executive Officer